UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 17, 2004

(Date of report (Date of earliest event reported))

THE SPORTS AUTHORITY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-31746	84-1242802
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 West Hampden Avenue, Englewood, Colorado		80110
(Address of Principal Executive Offices)		(Zip Code)

(303) 200-5050

(Registrant’s Telephone Number, Including Area Code)

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits.

99.1	News Release issued by The Sports Authority, Inc. (formerly known as Gart Sports Company) on March 17, 2004.

Item 12.  Results of Operations and Financial Condition

The information in this Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and shall not be incorporated by reference into any filing of The Sports Authority, Inc. (formerly known as Gart Sports Company) under the Securities Act of 1933 except as shall be expressly set forth by specific reference in such filing.

On March 17, 2004, The Sports Authority, Inc. (formerly known as Gart Sports Company) issued a news release regarding its financial results for the fourth quarter and fiscal year ended January 31, 2004.  In addition, our news release dated March 17, 2004 disclosed forecasted pro forma diluted earnings per share for the first quarter of fiscal 2004 and fiscal year 2004.  The news release is attached hereto as Exhibit 99.1.

To supplement our condensed consolidated statements of operations presented on a basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we have disclosed additional non-GAAP measures of net income and earnings per share adjusted to exclude merger integration costs and certain other non-recurring costs and income we believe appropriate to enhance an overall understanding of our financial performance.  These adjustments to our GAAP results are made with the intent of providing a more complete understanding of the underlying operational results.  Also, we have disclosed pro forma combined results for the 13 weeks ended February 1, 2003, to provide an additional basis for comparison of our current fourth quarter results.   These non-GAAP measures have been reconciled to the most comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted earnings per share prepared in accordance with GAAP.

As disclosed above in Exhibit 99.1, none of the forecasted pro forma diluted earnings per share amounts include merger integration costs. While we estimate that we will incur additional merger integration costs ranging from $3.8 to $6.8 million, after tax, from now through the fiscal period ending October 30, 2004, we are unable to predict, with a high degree of certainty, the timing of these merger integration costs by fiscal quarter. Consequently, we are unable to provide a reconciliation of the forecasted pro forma diluted earnings per share amounts, for the periods described above, to the most comparable financial measure calculated in accordance with GAAP, diluted earnings per share including tax effected merger integration costs. The forecasted pro forma diluted amounts were calculated without consideration of tax affected merger integration costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SPORTS AUTHORITY, INC.

	By:	/s/ Nesa E. Hassanein
		Name:	Nesa E. Hassanein
		Title:	Executive Vice President and General Counsel

Date: March 17, 2004